Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 10, 2009, with respect to the consolidated financial statements (which expressed an unqualified opinion and contained an explanatory paragraph related to the adoption of the recognition and disclosure provisions of Financial Accounting Standards Board Statement No. 123(R) “Share Based Payments”, effective December 31, 2006) and internal control over financial reporting included in the Annual Report of Ramco-Gershenson Properties Trust on Form 10-K for the year ended December 31, 2008 which are incorporated by reference by the Company in this Registration Statement included on this Form S-8. We hereby consent to the incorporation by reference in this Registration Statement of the aforementioned reports.
Southfield, Michigan
June 23, 2009